UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 20, 2009
Date of Report (Date of earliest event reported)

IMMERSION CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	000-27969	94-3180138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
801 Fox Lane, San Jose, CA	95131
(Address of principal executive offices)	(Zip Code)
(408) 467-1900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On October 21, 2009, Immersion Corporation (“Immersion”), announced that Clent Richardson agreed to resign as Chief Executive Officer and a Director.

Victor Viegas, a member of Immersion’s Board of Directors, and former Chief Executive Officer of Immersion will serve as interim Chief Executive Officer.

(c)

As described above, Mr. Viegas will serve as interim Chief Executive Officer of Immersion.  Mr. Viegas has served as a member of Immersion’s Board of Directors since October 2002.  Mr. Viegas was Immersion’s Chief Executive Officer from October 2002 through April 2008, and President from February 2002 through April 2008.  Mr. Viegas was also Chairman of the Board of Directors from October 2007 to February 2009. Mr. Viegas also previously served as Immersion’s Chief Financial Officer from August 1999 to February 2005. From June 1996 to August 1999, he served as Vice President, Finance and Administration and Chief Financial Officer of Macrovision Corporation, a developer and licensor of video and software copy protection technologies. From October 1986 to June 1996, he served as Vice President of Finance and Chief Financial Officer of Balco Incorporated, a manufacturer of advanced automotive service equipment. He holds a B.S. in Accounting and an M.B.A. from Santa Clara University. Mr. Viegas is also a Certified Public Accountant in the State of California.

(e)

Separation Agreement with Mr. Richardson

Immersion and Mr. Richardson are parties to a Restated Offer of Employment dated July 30, 2008 (the “Offer Letter Agreement”) and an Amended and Restated Retention and Ownership Change Event Agreement dated April 20, 2009 (the “Retention Agreement,” together with the Offer Letter Agreement, the “Existing Agreements”).  Immersion and Mr. Richardson agreed that his resignation shall be treated as a termination without “Cause” under the Existing Agreements.  Under the Existing Agreements, Mr. Richardson would be entitled to receive a severance payment in the amount of 18 months salary and payment of COBRA premiums for 18 months, as well as acceleration of outstanding equity awards in the event an ownership change transaction were to occur within three months.

On October 20, 2009, Immersion and Mr. Richardson entered into a Separation Agreement and General Release of claims (the “Separation Agreement”).  Pursuant to the Separation Agreement, Mr. Richardson will receive a payment of $487,500, representing approximately 18 months of his base salary prior to the March 2009 company-wide salary reduction.  Immersion will also pay Mr. Richardson’s COBRA health insurance premiums for up to 18 months, and will receive up to $10,000 in reimbursement for documented expenses related to moving and the cancellation of his apartment lease and car lease.  In the event an Ownership Change Event (as defined in the Retention Agreement) is consummated within three (3) months following October 20, 2009 (the “Termination Date”), Immersion will pay Mr. Richardson a lump sum payment equal to six (6) months’ of his annual base salary in effect as of the Termination Date within thirty (30) days of the consummation of such Ownership Change Event, and vesting as to one hundred percent (100%) of his then outstanding equity awards upon consummation of such Ownership Change Event.  Mr. Richardson entered into a general release of claims in favor of Immersion.  Mr. Richardson also agreed not to solicit employees of Immersion for a period of one year.

Employment Agreement with Mr. Viegas

Mr. Viegas will receive an annual base salary of $350,000 and will be eligible to receive an annual bonus of up to 100% of his base salary.  Mr. Viegas will also be granted an option to purchase 600,000 shares of common stock, with an exercise price equal to the fair market value of Immersion’s common stock on the date of grant.  This option will vest as to 1/48th of the shares and ratably on a monthly basis over the subsequent 48 months

If the employment of Mr. Viegas is terminated without “Cause,” as defined in the agreement or resigns for “Constructive Reason,” as defined in the agreement, he would be entitled to receive, as severance, a payment equal to 12 months of his base salary and health insurance premium payments for 12 months.  In addition, Mr. Viegas will also be entitled to immediate vesting of 70% of his then unvested equity awards held by him.

In the event that Mr. Viegas is terminated without Cause or resigns for Constructive Reason, within three months of, or within 1 year following, a “Change of Control,” as defined in the agreement, Mr. Viegas will be entitled to receive a lump sum severance payment equal to 12 months base salary and health insurance premium payments for 12 months. In addition, Mr. Viegas will also be entitled to immediate vesting of 70% of his then unvested equity awards held by him.

Payment of the foregoing benefits will be conditioned upon Mr. Viegas’ execution of a general release of claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date:	October 26, 2009	By:	/s/ Amie Peters
Name: Amie Peters
Title: Vice President, Legal